                                Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) between Applied Digital Solution, Inc. (the “Employer”) and Mr. Joseph J. Grillo, an individual (the “Employee” together with the Employer, the “Parties”), is conditioned upon and effective as of the closing of the transaction pursuant to which the Employer will sell all shares of the capital stock of Destron Fearing Corporation to Allflex USA, Inc. (the “Transaction”),

1.
The Parties agree that Section 8.3 of the Employment Agreement, “Successors,” is void as to the Transaction, and that the Employer will continue to be bound by the Employment Agreement after the Transaction.

2.	The Parties agree that the Transaction will constitute a “Change of Control” as defined in the Agreement.

3.
The Parties agree that upon termination of employment of the Employee pursuant to Section 4.3(c) of the Employment Agreement, the Employer will pay to the Employee the Termination Payment, as that term is defined in the Employment Agreement, in cash (i.e., not in shares); provided, however, that the Employee may elect, in his sole discretion, upon notice to the Employer at the time he provides termination notice pursuant to Section 4.2 of the Employment Agreement, to be paid the Termination Payment in cash in a lump sum upon satisfaction of Section 4.5, and if applicable, Section 4.6 of the Employment Agreement.Such lump sum payment will be paid at the present value of the Termination Payment, using a discount value of four percent (4%).Such lump sum present value Termination Payment shall be payable no later than that date six (6) months after the date on which the Transaction closes, subject to satisfaction of Section 4.5, and if applicable, Section 4.6 of the Employment Agreement.

4.
The Parties agree that within thirty (30) days after the date on which the Transaction closes, the Employer will pay to the Employee the bonus amounts set forth on Exhibit A hereto in a lump sum in cash (i.e, not in shares).

5.
In addition to the Termination Payment, to secure Employee’s agreement to a third year of the non-compete term required by Allflex as part of the Transaction and to secure certain post-closing transition services from Employee, the Employer agrees to pay to Employee one (1) year of base salary, payable in cash and in a lump sum (the “Third Year Payment”).  The Third Year Payment shall be made by Employer to Employee no later than the earlier of (i) the 2nd anniversary of the closing date of the Transaction; or (ii) the winding down of the Employer. Employee agrees, however, that if Employee secures alternative employment during such third year (i.e., the year following the 2nd anniversary of the closing date of the Transaction), Employee agrees to reimburse to Employer that amount equivalent to the amount Employee earns from such employment during that period up to an amount equal to the Third Year Payment.

6.	Except as set forth in the Amendment, all other provisions of the Employment Agreement shall remain in full force and effect until its termination pursuant to Section 4 thereof.

7.	The Parties acknowledge that this Amendment is subject to the authorization of the Board of Directors of the Employer, pursuant to Section 8.9 of the Employment Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective for all purposes as of the date that the Transaction closes.

Daniel Penni                                                                Joseph J. Grillo

/s/ Daniel Penni                                                             /s/ Joseph J. Grillo